EXHIBIT 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of

November 30, 2021

by and among

DEP Nevada, Inc.

as Buyer

and

CARY STIEBEL, JANA STIEBEL, JAYME RIVARD

ADRIAN DERMICEK, AND LAURIE JOHNSON

as Sellers

and

CANOPY MONTEREY BAY, LLC

as Company

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of November 30, 2021 (the “Effective Date”), is made by and among: (a) DEP Nevada, Inc., a Nevada corporation (“Buyer”), and (b) Canopy Monterey Bay, LLC, a California limited liability company (the “Company”); and (c) Cary Stiebel, Jana Stiebel, Jayme Rivard, Adrian Dermicek, and Laurie Johnson (collectively, the “Seller”). Each of Buyer, the Company and the Seller may also be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Company holds a valid commercial cannabis local license (the “Local License”) from the City of Seaside (the “City”) to operate cannabis retail operations at the Premises.

WHEREAS, Company holds a valid state commercial cannabis license (License No: CCL10-0000253) (the “State License”) from the Department of Cannabis Control (the “DCC”) to operate storefront cannabis retail operations at the Premises (the “Business”).

WHEREAS, as of the Effective Date, Seller owns one hundred percent (100%) of the issued and outstanding membership interests in and to Company.

WHEREAS, the Seller wishes to sell eighty percent (80%) of the issued and outstanding membership interests in Company (the “Purchased Interest”) to Buyer, and Buyer wishes to purchase from the Seller the Purchased Interest, subject to the terms and conditions set forth herein. The transactions described herein for the Buyer’s purchase of the Purchased Interest shall be referred to as the “Transaction”.

NOW, THEREFORE, in consideration of and reliance upon the premises and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I
DEFINITIONS

As used herein, the following terms shall have the following meanings:

Section 1.01 “Accounting Referee” means a nationally recognized accounting firm mutually acceptable to Buyer and the Seller.

Section 1.02 “Actual Working Capital” shall means the amount of Working Capital the Company has as of the Closing Date.

Section 1.03 “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such first Person.

Section 1.04 “Articles of Organization” means the Company’s Articles of Organization.

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Section 1.05 “Business Day” means any day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in Los Angeles, California are authorized or required by law to close.

Section 1.06 “Buyer” has the meaning set forth in the recitals.

Section 1.07 “Buyer Indemnified Person(s)” shall have the meaning set forth in Section 9.02(a).

Section 1.08 “Cannabis Authority” any Governmental Authority responsible for granting or monitoring compliance with a cannabis Permit, including without limitation, the DCC.

Section 1.09 “DCC” shall have the meaning set forth in the recitals.

Section 1.10 “Business” shall have the meaning set forth in the recitals.

Section 1.11 “City” shall have the meaning set forth in the recitals.

Section 1.12 “City Approval” means the City’s approval, in writing, of the change in ownership of Company resulting from Buyer’s purchase of the Purchased Interest hereunder.

Section 1.13 “Claim” means any action, suit, case, litigation, proceeding, claim, arbitration, charge, criminal prosecution, investigation, demand letter, warning letter, finding of deficiency or non-compliance, adverse inspection report, notice of violation, notice of alleged liability, penalty, fine, sanction, subpoena, request for recall, request for remedial action, damages, liabilities and obligations of any nature whatsoever.

Section 1.14 “Claim Notice” shall have the meaning set forth in Section 9.03(a).

Section 1.15 “Closing” shall have the meaning set forth in Section 2.01(a).

Section 1.16 “Closing Conditions” means, collectively: (i) the complete execution of the Transaction Agreements by the Parties; (ii) Company’s delivery of documents demonstrating Company is in good standing with the Franchise tax Board under the laws of California.

Section 1.17 “Closing Date” means such date that the last of the Closing Conditions have been satisfied or waived.

Section 1.18 “Closing Transfer” shall have the meaning set forth in Section 2.01(a).

Section 1.19 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

Section 1.20 “Company” has the meaning set forth in the Recitals.

Section 1.21 “Company Indebtedness” means, with regard to the Company, all indebtedness for borrowed money. For clarity, Company Indebtedness shall not include trade payables incurred in the ordinary course of business.

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Section 1.22 “Company Transaction Expenses” means the costs, fees and expenses associated with any legal, accounting, broker, investment banker, data room provider, financial printer or other service provider and incurred by the Company or the Seller in connection with the Transaction Agreements and the agreements contemplated hereby and thereby (including preliminary discussions, term sheet negotiations and discussions with any other Person) and the consummation of the transactions contemplated hereby and thereby.

Section 1.23 “Confidential Information” means any proprietary or confidential information relating to the products, services, business or affairs of the Company (whether or not such information is embodied in writing or other physical form).

Section 1.24 “Consequential Damages” shall have the meaning set forth in Section 9.02(d).

Section 1.25 “Contract” means any written or oral agreement, contract, purchase order, sales order or other legally binding commitment, arrangement or undertaking, together with any amendments and modifications thereto.

Section 1.26 “Continuing Owner” means CARY STIEBEL, who will remain with the Company as member of the management board after the Closing Date.

Section 1.27 “Damages” shall have the meaning set forth in Section 9.02(a).

Section 1.28 “Deposit” shall have the meaning set forth in Section 2.01(b)(i).

Section 1.29 “Disclosure Schedule” means the disclosure schedule attached hereto as Schedule I. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in Article V, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in Article V only to the extent it is reasonably apparent from a reading of the disclosure schedule that such disclosure is applicable to such other sections and subsections.

Section 1.30 “Disputed Items” shall have the meaning set forth in Section 2.02(c).

Section 1.31 “Dispute Notice” shall have the meaning set forth in Section 2.02(c).

Section 1.32 “Effective Date” shall have the meaning set forth in the preamble.

Section 1.33 “Employee Disclosure” shall have the meaning set forth in Section 5.09(b).

Section 1.34 “Encumbrance” means any lien, mortgage, pledge, claim, charge, right of way, security interest, option, right of first refusal or offer, easement, right of others, deed of trust, hypothecation, transfer restriction or other encumbrance.

Section 1.35 “Enforceability Exceptions” shall have the meaning set forth in Section 5.01(c).

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Section 1.36 “Environmental Laws” means any and all Legal Requirements relating to pollution, protection of the environment (including ambient air, indoor air, surface water, groundwater, soil gas, land surface or subsurface strata), protection of natural resources and protection of human health and safety, including Legal Requirements relating to the presence, use, production, manufacture, generation, formulation, handling, transportation, treatment, storage, disposal, distribution, labeling, packaging, testing, processing, discharge, emission, release, threatened release, control, cleanup of or exposure to toxic or hazardous materials, substances, or wastes, and the regulations promulgated thereunder.

Section 1.37 “Escrow Agent” means Secured Trust Escrow.

Section 1.38 “Escrow Agreement” means the escrow agreement dated November 30, 2021 by and between Parties and the Escrow Agent.

Section 1.39 “Escrow Release Date” shall have the meaning set forth in Section 2.01(b).

Section 1.40 “GAAP” means generally accepted accounting principles in the United States, consistently applied.

Section 1.41 “General Expiration Date” shall have the meaning set forth in Section 9.01.

Section 1.42 “Governmental Authority” means the United States or any foreign, federal, state, local or other governmental, administrative or regulatory authority, agency, bureau, commission, department or other governmental or administrative instrumentality, subdivision, court, arbitrator, tribunal or body.

Section 1.43 “Indemnitee” shall have the meaning set forth in Section 9.03(a).

Section 1.44 “Indemnitor” shall have the meaning set forth in Section 9.03(a).

Section 1.45 “Information Privacy and Security Requirements” means (a) all Legal Requirements relating to the Processing of Personal Data, data privacy, or information security; (b) The Payment Card Industry Security Standards as issued by the Payment Security Standards Council, such as PCI DSS, PA-DSS, PCI-P2PE, PCI-PTS, PCI-3DS, and PCI; and (c) the Telephone Consumer Protection Act of 1991, and the regulations promulgated thereunder, as both are amended from time to time.

Section 1.46 “Intellectual Property” means intellectual property, in any and all medium, including digital, and in any jurisdiction, including, but not limited to, all (i) patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof) and patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, internet domain names, assumed names and corporate names, in each case, whether or not registered, together with the goodwill of the business associated therewith; (iii) published and unpublished works of authorship, whether copyrightable or not, including all statutory and common law copyrights associated therewith; (iv) all registrations, applications, extensions and renewals for any of the items listed in clauses (ii) and (iii); (v) trade secrets; (vi) websites and the contents thereof; (vii) computer programs, including operating systems, applications, routines, interfaces, and algorithms, whether in source code or object code; (viii) databases and the information contained therein; (ix) lists of clients and potential clients (including any lists of electronic mail addresses of clients and potential clients); (x) pricing and cost information and business and marketing plans and proposals; (xi) ideas, compositions, know-how, research and development information, artwork and graphic design, drawings, specifications, manuals and documentation, data, improvements, databases and promotional materials; (xii) without limiting the generality of clause (xi), trading models, strategies and algorithms, (xiii) any information concerning trading or investment performance, including the profits and losses therefrom, return on investment and other performance or “track record” information; and (xiv) all proprietary rights relating to any of the foregoing, including, but not limited to, all causes of action, damages and remedies related thereto.

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Section 1.47 “Knowledge” or “Knowledge of the Company” or “Knowledge of Seller” or words of similar import, means the actual or constructive knowledge after reasonable due inquiry of the Seller and/or Company.

Section 1.48 “Legal Requirement” means (a) any federal, state, local, municipal, foreign, international, multinational or administrative law, constitution, common law principle, ordinance, code, statute, injunction, rule, statute or governmental regulation; (b) any binding judicial or administrative interpretation of any of the foregoing; (c) the terms and conditions of any agreement with a Governmental Authority; or (d) any governmental requirements or restrictions of any kind, or any rule, regulation or order promulgated thereunder.

Section 1.49 “Liability” means any debt, liability, commitment, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind, character or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.

Section 1.50 “Liens” means any claims, liens, charges, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, hypothecations, assessments, pledges, encumbrances, claims of equitable interest or security interests of any kind or nature whatsoever. A leasehold interest in property shall not constitute a Lien.

Section 1.51 “Local License” shall have the meaning set forth in the recitals.

Section 1.52 “Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, has, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of the Company, individually or taken as a whole or (ii) the ability of the Seller or the Company to consummate the Transaction contemplated by the Transaction Agreements on a timely basis.

Section 1.53 “Material Contracts” shall have the meaning set forth in Section 5.07.

Section 1.54 “Notice of Offset” shall have the meaning in Section 6.05(b).

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Section 1.55 “Offset Liabilities” shall have the meaning in Section 6.05(a).

Section 1.56 “Order” means any charge, temporary restraining order or other order, writ, injunction (whether permanent or otherwise), judgment, consent, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative, of any Governmental Authority.

Section 1.57 “Overlap Period” means a taxable year or other taxable period beginning on or before, and ending after, the Closing Date.

Section 1.58 “Party” and “Parties” shall each have the meaning set forth in the Preamble.

Section 1.59 “Permit” means any approval, permit, license, certificate, franchise, permission, clearance, registration, filing, notice, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement, including without limitation, the Local License and State License.

Section 1.60 “Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or other form of business or legal entity.

Section 1.61 “Personal Data” means all data that identifies or locates a natural person or that, in combination with other available data, can be used to identify or locate a natural person.

Section 1.62 “Pre-Closing Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to the Overlap Period, the portion of such period ending on and including the Closing Date.

Section 1.63 “Premises” means the real property located at 1900 Fremont Blvd., Seaside, California 93955.

Section 1.64 “Process” or “Processing” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including security measures), disposal, disclosure, or other activity regarding data (whether electronically or in any other form or medium).

Section 1.65 “Protected Business Contact” means any customer, prospective customer, employee, independent contractor, supplier, vendor, investor, strategic partner, joint venturer or similar business partner of the Company or any other Person with whom the Company has a business relationship.

Section 1.66 “Protected Personnel” means an employee, independent contractor or consultant, of the Company (or who is or was during the during the twelve (12) month period preceding any action restricted by this Agreement the subject of the Company’s, Buyer’s or its Affiliate’s recruitment efforts).

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Section 1.67 “Purchase Price” shall have the meaning set forth in Section 2.01(b).

Section 1.68 “Purchased Interest” shall have the meaning set forth in the Recitals.

Section 1.69 “Restricted Period” shall have the meaning set forth in Section 8.05.

Section 1.70 “Restricted Parties” shall have the meaning set forth in Section 8.05.

Section 1.71 “Seller” shall have the meaning set forth in the recitals.

Section 1.72 “Seller Indemnified Persons” shall have the meaning set forth in Section 9.02(b).

Section 1.73 “State Approval” means the DCC’s approval, in writing, of the change in ownership of Company resulting from Buyer’s purchase of the Purchased Interest hereunder.

Section 1.74 “State License” shall have the meaning set forth in the recitals.

Section 1.75 “Statement of Financial Position” shall mean the balance sheet that presents the financial position of an entity at a given date and includes, assets, liabilities, equity and any other line items commonly included in a balance sheet consistent with GAAP.

Section 1.76 “Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

Section 1.77 “Target Working Capital” shall have the meaning set forth in Section 2.02.

Section 1.78 “Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and any agency charged with the administration or collection of such Tax.

Section 1.79 “Tax Contest” means any deficiency, proposed adjustment, adjustment, assessment, audit, examination, inquiry or other administrative or court proceeding, suit, dispute or other claim relating to Taxes.

Section 1.80 “Tax Returns” means Tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates, amendments thereto, claims for refunds and information Tax returns) for Taxes.

Section 1.81 “Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, unclaimed property, escheat, excise, severance, windfall profits, stamp, license, payroll, social security, withholding, goods and services tax and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

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Section 1.82 “Third Party Claim” shall have the meaning set forth in Section 9.03(b).

Section 1.83 “Transaction” shall have the meaning set forth in the Recitals.

Section 1.84 “Transaction Agreements” means this Agreement, the A&R Operating Agreement, the Promissory Note, the Lease Documents, the Escrow Agreement and any other documents or agreements executed in connection with the transactions contemplated by this Agreement.

“A&R Operating Agreement” means Company’s amended and restated operating agreement attached hereto as Exhibit A.

“Promissory Note” means the Promissory Note attached hereto as Exhibit B to be delivered as part of the Purchase Price.

“Security Agreement” means the Security Agreement attached hereto as Exhibit C to be delivered at the Closing to secure obligations under the Promissory Note.

“Lease Documents” means the Lessor Consent and the Second Amendment to the lease for the Premises between Company and the owner of the Premises, attached hereto as Exhibit D.

“Escrow Agreement” means the agreement between the Parties and Escrow Agent in substantially the form of agreement as attached as Exhibit E in connection with the transfer of the Cash Purchase Price.

Section 1.85 “Transfer Taxes” shall mean any and all transfer, documentary, sales, use, stamp, registration and such other Taxes and fees (including penalties and interest) with respect to the transfer of the Purchased Interest.

Section 1.86 “Unresolved Items” shall have the meaning set forth in Section 2.02(d).

Section 1.87 “Working Capital” shall have the meaning understood under GAAP working capital determined from the current assets and current liabilities of Company, calculated in accordance with GAAP.

ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale; Purchase Price.

(a) Purchase and Sale. Subject to the terms and conditions set forth herein, the closing shall take place on either the first (1st) or sixteenth (16th) day of the calendar month following the execution of this Agreement as chosen by Buyer with no less than three (3) days’ written notice following the Closing Transfer (as defined herein) and satisfaction of all closing conditions and deliveries set forth in Article III (the “Closing Date”). Within five (5) days following execution hereof, Buyer shall: (i) deliver the Promissory Note to Seller; and (ii) place the entire Cash Purchase Price (as defined in Section 2.01(b) below) into escrow in accordance with Section 3.05 hereof (the “Closing Transfer”). On the Closing Date, Seller shall execute the assignment attached hereto as Schedule II transferring to Buyer the Purchased Interest free and clear of all Encumbrances and thereafter Buyer agrees to cause Company to execute and deliver the Security Agreement.

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(b) Purchase Price. As consideration for the Purchased Interest, the aggregate purchase payment to be paid to Seller shall be Four Million Eight Hundred Thousand Dollars ($4,800,000.00) (the “Purchase Price”) comprising of: (i) Two Million Five Hundred Thousand Dollars ($2,500,000.00) to be paid via US Dollars (the “Cash Purchase Price”); and (ii) Two Million Three Hundred Thousand Dollars ($2,300,000.00) to be paid via the Promissory Note The Parties agree and acknowledge that as of the Effective Date, Seller has received in full a deposit of Ten Thousand Dollars ($10,000.00) from Buyer (the “Deposit”) that shall be applied to the Cash Purchase Price.

Section 2.02 Working Capital Calculation. The Parties have assumed that, as of the Closing Date, the Company will have on hand Working Capital in an amount equal to Zero Dollars and 0/100 ($0.00) of Working Capital (the “Target Working Capital”).

(a) No later than thirty (30) calendar days following the Closing Date, Seller shall provide a Statement of Financial Position, which includes, without limitation, an accurate balance sheet reflecting the Company’s Actual Working Capital.

(b) Upon receipt of the Statement of Financial Position, Buyer shall review same for accuracy and compliance with GAAP. No later than one (1) year following Buyer’s receipt of the Statement of Financial Position, Buyer shall prepare and deliver to the Seller an adjusted Statement of Financial Position, which shall include, without limitation, an adjusted balance sheet reflecting Buyer’s good faith determination of Company’s Actual Working Capital. In connection with calculating the Actual Working Capital hereunder, the Buyer hereby agrees to credit the Seller for prepaid expenses including but not limited to insurance, and annual license fees paid to the DCC. Prepaid expenses shall be computed on a pro-rated basis based on the number of days remaining on the license or policy as of the Closing Date.

(c) The Seller shall have fifteen (15) days following the Seller’s receipt of the adjusted Statement of Financial Position to deliver to Buyer any objections. Failure to deliver such notice within such fifteen (15) day period, shall be deemed to be Seller’s acceptance thereof and irrevocable waiver of any right to object thereto. If Seller does timely deliver such written objections (a “Dispute Notice”), which Dispute Notice specifies in reasonable detail the nature and dollar amount of any disagreement so asserted (collectively, the “Disputed Items”), then, during the fifteen (15) days following Buyer’s receipt of a Dispute Notice, Buyer and Seller shall diligently attempt to resolve in writing the Disputed Items. Any Disputed Item resolved in writing by Buyer and Seller will be deemed final, binding and conclusive on Buyer and the Seller.

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(d) In the event that Buyer and Seller do not reach an agreement on all of the Disputed Items during such fifteen (15) day period (or such longer period as they shall mutually agree), then, at the end of such period, Buyer and Seller shall submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to an Accounting Referee to review and resolve such matters. The Accounting Referee’s determination of the Unresolved Items shall be final, binding and conclusive on Buyer and the Seller, absent manifest errors on all parties, and enforceable before a Governmental Authority, effective as of the date the Accounting Referee’s written determination is received by Buyer and Seller. Each of Buyer and the Seller will bear their own legal, accounting and other fees and expenses of participating in such dispute resolution procedure. The fees and expenses of the Accounting Referee shall be split equally between Buyer and Seller.

ARTICLE III
Conditions to Closing

Section 3.01 Obligations of the Seller and Buyer. The obligations of the Seller and Buyer to consummate the Closing Transfer shall be subject to the satisfaction on or prior to the Closing Date of the Transaction, of each of the following conditions, any one or more of which may be waived (if permitted by Legal Requirements) in writing by both Parties:

(a) No Injunctions or Other Legal Restraints. At the time of the Closing Date, no injunction or other legal restraint or prohibition enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the Closing shall have been issued and continue to be in effect.

(b) Absence of Proceedings. At the time of the Closing Date, there shall not be any pending or threatened action or proceeding challenging or seeking to restrain or prohibit the consummation of the Closing Transfer.

Section 3.02 Conditions to Closing Obligations of the Seller. The obligation of the Seller to consummate the Closing Transfer, and the other Closing obligations contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any one or more of which may be waived (if permitted by Legal Requirements) in writing by the Seller (in its sole discretion):

(a) The occurrence of all Closing Conditions.

(b) Buyer’s deposit of the Cash Purchase Price with the Escrow Agent.

(c) Buyer shall have performed, in all material respects, all covenants and agreements that are required under this Agreement, and any documents or agreements contemplated hereby, to be performed by Buyer prior to the Closing for the Transaction;

(d) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects (if qualified by materiality) or in all material respects (if not so qualified) on and as of the date hereof and on and as of the Closing Date of the Transaction with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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Section 3.03 Conditions to Closing Obligations of Buyer. The obligation of Buyer to consummate the Closing Transfer and all other Closing obligations contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any one or more of which may be waived (if permitted by Legal Requirements) in writing by Buyer (in its sole discretion):

(a) The occurrence of all Closing Conditions.

(b) The Seller shall have performed, in all material respects, all covenants and agreements that are required under this Agreement, and any documents or agreements contemplated hereby, to be performed by the Seller prior to the Closing for the Transaction;

(c) The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all respects (if qualified by materiality) or in all material respects (if not so qualified) on and as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects); and

(d) There shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

Section 3.04 Closing Deliveries.

(a) Seller Closing Deliverables. On the Closing Date, Seller shall deliver or cause to be delivered to Buyer the following, in a form and substance acceptable Buyer:

(i) The Transaction Agreements to which it is a party, duly executed by Seller;

(ii) The fully executed Assignment attached hereto as Schedule II;

(iii) Evidence that Company is in good standing under the laws of California.

(iv) evidence (to the extent Seller are in possession of such evidence) that all expenses and liabilities of the Company shall be paid in full and current, except as otherwise provided for in this Agreement; and

(v) a certificate of an authorized officer of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the unanimous consent of the members of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

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(vi) resignations of all entity managers and officers of the Company other than Continuing Owner; and

(vii) any other documents reasonably requested by Buyer necessary to finalize the Closing Transfer.

(b) Buyer Closing Deliverables. At Closing, Buyer shall deliver or cause to be delivered to Seller or for the benefit of Seller the following:

(i) The Transaction Agreements to which it is a party, duly executed by Buyer;

(ii) Deposit of the Cash Purchase Price with the Escrow Agent pursuant to Section 3.05;

(iii) a certificate of an authorized officer of the Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the members of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

Section 3.05 Escrowed Consideration. In connection with the Closing Transfer, the Parties shall execute the Escrow Agreement attached hereto as Exhibit D (the “Escrow Agreement”) between the Parties and a mutually agreeable third-party escrow company (the “Escrow Agent”), which sets forth, among other matters, detailed escrow instructions for the Closing Transfer and either (i) the release of the Cash Purchase Price to Sellers in accordance with Section 4.03 of this Agreement; or (ii) the return of the Cash Purchase Price to Buyer in accordance with Section 4.04 of this Agreement.

ARTICLE IV
POST CLOSING OBLIGATIONS; CITY AND STATE APPROVAL

Section 4.01 City Approval Process. The Parties shall use best efforts to submit all required forms, supplemental information, and background checks for its required representatives (“City Submittal”) to the City on the Closing Date. Notwithstanding the foregoing, in no event shall the Parties submit the change of ownership to the City later than ten (10) days following the Closing Date. The Parties shall cooperate on the City Submittal as follows:

(a) Buyer shall take the lead in preparing forms, supplemental information, and submitting background checks for its required representatives, in a timely manner, required by the City in connection with the City Approval. Seller and the Company shall cooperate as reasonably requested by Buyer.

(b) Seller shall review, correct and then use the forms and supplemental information prepared by Buyer and take the lead in communicating with the City regarding City Approval. Buyer and the Company shall cooperate as reasonably requested by Seller.

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(c) Buyer shall take the lead in communicating with California Secretary of State (SOS) and shall prepare and submit required forms and supplemental information. Seller and the Company shall cooperate as reasonably requested by Buyer.

(d) Each Party shall work expeditiously and to respond to every City correspondence and request as quickly as commercially reasonable. Each Party shall provide to the other Parties a copy of all communications received from the City regarding the status of the City Approval and all communications regarding the actions outlined in this Section 4.01 within forty-eight (48) hours of such Party’s receipt;

(e) Each Party shall refrain from responding to any inquiry from, making any statement to, or filing any forms or documents with the City relating to, or affecting the Local Licenses and all communications regarding approval/notification process described herein, without first reasonably consulting with the other Parties;

(f) On the date that the Parties receive affirmative written confirmation from the City that Buyer meets all of the qualifications of the City to be an owner and manager of the commercial cannabis retail business and the Buyer is unconditionally approved as the owner of the Purchased Interest shall be the date that City Approval shall be deemed to be received (the “City Approval Date”); and

(g) The Buyer agrees to pay all fees charged by the City in connection with the City Approval process.

Section 4.02 State Approval.

(a) Within five (5) calendar days following the Closing Transfer, the Parties shall use best efforts to submit all required forms, supplemental information, and background checks for its required representatives (“DCC Submittal”). The Parties shall cooperate to timely obtain State Approval and communicate with the DCC pursuant to the same procedures set forth in Section 4.01. Notwithstanding the foregoing, in no event shall the Parties submit the change of ownership to the DCC later than fourteen (14) days following the Closing Date.

(b) On the date that the Buyer receives affirmative written confirmation from the DCC that Buyer meets all of the qualifications of the DCC to be an owner and manager of the commercial cannabis retail business and the Buyer is unconditionally approved as the owner of the Purchased Interest is date that “State Approval” shall be deemed to be received (the “State Approval Date”).

Section 4.03 Release of Escrowed Consideration. Following the City Approval Date. State Approval Date and Audit Completion Date, in accordance with the terms and conditions of the Escrow Agreement, the Escrow Agent shall release to Seller one hundred percent (100%) of the Cash Purchase Price and the Promissory Note shall become effective in accordance with its terms and conditions. The Seller and Buyer shall execute and deliver all written payment directions required under the Escrow Agreement to accomplish the foregoing.

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Section 4.04 Denial of City or State Approval.

(a) In the event that either City Approval or State Approval is affirmatively denied in writing, then Buyer may elect, in its sole discretion to either: (i) terminate this Agreement by delivering written notice to Company and Seller; or (ii) substitute a different buyer to purchase the Purchased Interest or substitute the owners and/or managers of Buyer to resolve the reasons for such disapproval, as applicable.

(b) Upon termination of this Agreement pursuant to Section 4.04(a): (i) Buyer shall transfer the Purchased Interest back to Seller; and (ii) in accordance with the terms of the Escrow Agreement, the Escrow Agent shall promptly, within three (3) days after such termination, return in full the Cash Purchase Price to Buyer without any deduction or withholding without the express written consent of Buyer and the Promissory Note shall automatically be terminated.

Section 4.05 Audit Cooperation. Following the execution and delivery of the Assignment, Sellers shall use commercially reasonable efforts to assist Buyer as required to produce audited annual financial statements and unaudited reviewed interim financial statements prepared in accordance with United States Generally Accepted Accounting Principles for the Company requested by the Buyer, including without limitation causing the officers and managing members of the Company to execute any statements or other documents which are deemed necessary or appropriate by the Buyer and the applicable auditor to complete such audited annual and reviewed interim financial statements. For the purposes of this Agreement, the date following the completion of the audits conducted pursuant to this Section 4.05 shall be the “Audit Completion Date”.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Company and Seller hereby represent and warrant to Buyer that, except as set forth on the Disclosure Schedule, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the Effective Date and the Closing Date:

Section 5.01 Organization; Authorization.

(a) The Company is limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to carry on its business as it is now being conducted. Based on the nature of the property owned or leased by it and the conduct of its business as of the Closing Date, the Company is not required to be qualified as a foreign entity to transact business in any other state.

(b) The Company is not in default under or in violation of any provision of its Articles of Organization or operating agreement. All Transfer Taxes levied or payable with respect to all transfers of securities of the Company prior to the date hereof have been paid and, if applicable, all applicable Transfer Tax stamps have been affixed.

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(c) The Company has all requisite corporate power and authority to execute and deliver the Transaction Agreements, as applicable, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Agreements, the performance of the Company’s obligations thereunder and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate or limited liability company or other action. The Transaction Agreements have been duly executed and delivered by the Company which is a party thereto and (assuming due execution by the other parties thereto) constitute the legal, valid and binding obligation of the Company which is a party thereto, enforceable against the Company in accordance with their terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

(d) The execution, delivery and performance of the Transaction Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in the imposition or creation of an Encumbrance upon, result in any breach or violation of or default under (with or without notice or lapse of time, or both), or give rise to any right of termination, cancellation, modification or acceleration, or any obligation or loss of any benefit under or in respect of (i) any provision of the organizational documents of the Company; (ii) any Contract or Permit to which the Company is a party or to which any of their respective properties or assets are bound; or (iii) any Legal Requirement or Order to which the Company is subject.

(e) No registrations, filings, applications, notices, consents, approvals, orders, qualifications, authorizations or waivers are required to be made, filed, given or obtained by the Company with, to or from any Person, including any Governmental Authority in connection with the execution and delivery of the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.

Section 5.02 Capitalization; Structure.

(a) As of the Effective Date, the Seller holds all of the issued or outstanding membership interest in the Company and all of such membership interests have been duly authorized and validly issued in compliance with federal and applicable state and foreign Legal Requirements (including applicable exemptions from registration under federal and California state securities laws). Moreover, the Purchased Interest is free and clear of all Encumbrances.

(b) Company does not own or have any interest in any shares or have an ownership interest in any other Person.

(c) As of the Closing Date, there will be no: (i) outstanding obligations of Company to repurchase, redeem or otherwise acquire any securities of such Company; or (ii) outstanding obligations of Company to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in Company or any other Person. As of the Closing Date, there will be no outstanding securities of Company, including no debt securities or any options, warrants, calls, commitments, agreements or other rights of any kind, giving any Person the right to acquire, or any securities that, upon conversion, exchange or exercise would give any Person the right to require the issuance, sale or transfer of, or obligations to issue, sell or transfer, or otherwise convertible, exercisable or exchangeable into, equity interests in Company. There are no authorized or outstanding equity appreciation rights, phantom equity or equity plans, profit participation rights or other similar rights with respect to Company. Upon consummation of the transactions contemplated by this Agreement and the Transaction Agreements, Buyer shall own all of the Purchased Interest, free and clear of all Encumbrances (other than restrictions under the Securities Act of 1933, as amended, or under the securities laws of any state or other jurisdiction).

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(d) There are no voting trusts or other agreements or understandings to which Company or Seller is a party with respect to the equity securities of Company.

Section 5.03 Title to Assets; Sufficiency of Assets. Company owns its material personal property and assets free and clear of all Encumbrances. With respect to the personal property and assets it leases, Company is in compliance in all material respects with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than to the lessors of such personal property or assets.

Section 5.04 Financial Matters; No Liabilities.

(a) Schedule 5.04(a) contains true, correct and complete copies of (i) the balance sheet and related statements of income, cash flows and changes in members’ equity for the Company for the fiscal years ended December 31, 2019 and December 31, 2020, [together with the [review] report of Seller’s independent accounting firm] (together, the “Annual Financial Statements”) and (ii) the unaudited balance sheet (“Latest Balance Sheet”) and related unaudited statements of income and cash flows for the Company for the three-month period ended March 31, 2021 (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in a manner consistent with books and records of the Company and fairly present, in all material respects, the financial condition and results of operations of the Company, as of the dates thereof and for the relevant fiscal periods reflected therein and have been prepared in all material respects accordance with GAAP, consistently applied throughout the periods indicated.

(b) All of the Company’s inventory consists of a quantity and quality usable and saleable in the ordinary course of the Business, is not obsolete, expired, defective or damaged, and is merchantable, (b) all inventory purchased by the Company is in conformity with applicable state Legal Requirements, (c) all inventory of the Company that has been cultivated, processed, or otherwise manufactured by the Company or its Affiliates has been cultivated, processed, or otherwise manufactured in material compliance with all applicable state Legal Requirements, and (d) all inventory of the Company is located at the Leased Real Property. All such inventory is owned by the Company free and clear of all Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) at the Closing Date will be consistent with the quantities historically held in by the Company. The inventory is normal and merchantable and is of a quality and quantity presently usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down. The Business will have on hand as of the Closing such quantities of inventory as are reasonably required to continue the Business immediately after the Closing consistent with past practice. The Company has continued to purchase inventory in the ordinary course of business consistent with past practice at all times.

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(c) The Company does not have any Liabilities of any nature (whether accrued or unaccrued, absolute or contingent, direct or indirect, perfected or unperfected, liquidated or unliquidated, or otherwise, and whether due or to become due) arising out of transactions entered into on or prior to the date hereof, or any transaction, series of transactions, action or inaction occurring on or prior to the date hereof, or any state of facts or condition existing on or prior to the date hereof (regardless of when such Liability is asserted), except for Liabilities set forth on the Latest Balance Sheet and which have arisen since the date thereof in the ordinary course of business none of which are Liabilities for breach of contract, tort or violation of Legal Requirements, and none of which are material.

(d) There are no amounts owed by Company to any employee, the Seller or Affiliate of the Seller other than accrued but not yet paid salaries, benefits (such as vacation) and expense reimbursements owed to employees in the ordinary course of business.

Section 5.05 Litigation; Claims.

(a) There is no Claim pending or, to the Knowledge of the Company, threatened against Company or, to the Knowledge of the Company, any Claim pending or threatened against the Company’s current or former equity holders, officers, members or managers (in their capacities as such), including without limitation, any Claims against Company by the original or prior owners or their Affiliates (as applicable). To the Knowledge of Company, (i) Company is not under investigation or inquiry with respect to the violation of any Legal Requirement; (ii) there are no Orders outstanding against Company relating to any investigation or inquiry with respect to the violation of any Legal Requirement; and (iii) there are no facts or circumstances that could form the basis for any such violation. Company is not a party to any Claim in which it is a plaintiff or is otherwise seeking relief.

(b) To the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any Claim or Order against, relating to or affecting the Company or any of its assets and properties that, if adversely decided, would be reasonably likely to result in a Material Adverse Effect.

Section 5.06 Compliance with Laws

(a) Company has not been given written notice that Company is in violation of any Legal Requirement which violation, if not timely cured, would reasonably be expected to result in the revocation, cancellation, suspension or any other adverse modification of the Permits held by Company.

(b) There are no lawsuits, actions, administrative, arbitration or other proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against the Company that could reasonably be expected to result in the revocation, cancellation, suspension or any other adverse modification of the Permits. The Company has not received written notice of any loss of or refusal to renew the Permits.

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(c) With respect to the Company’s business, the Permits, to the Knowledge of the Company, no director, manager, officer or service provider of the Company or its Affiliates has made any untrue statement of a material fact or a fraudulent statement to, failed to disclose any material fact required to be disclosed to any Cannabis Authority, or committed an act, made a statement or failed to make a statement that, at the time such act, statement or omission was made, could reasonably be expected to provide a basis for any Cannabis Authority to revoke or suspend the Permits.

(d) All applications and other documents submitted by the Company to Cannabis Authorities in connection with any Permits either (i) were true and correct as of the date of submission in all material respects or (ii) have been corrected or updated following the date of submission to be true and correct in all material respects as of the date hereof or (iii) are still awaiting corrections which will be made in the ordinary course of communications with the applicable Governmental Authority.

Section 5.07 Material Contracts. Prior to the Closing Date, the Company shall provide Buyer with a copy of each Material Contract (as defined herein). Each Material Contract constitutes a valid and binding obligation of the Company which is a party thereto, enforceable against Company in accordance with its terms and, to the Knowledge of the Company, constitutes a valid and binding obligation of the other Person(s) party thereto, enforceable against such Person(s) in accordance with its terms. With respect to all such Material Contracts, Company has not received written notice that it is in material breach or material default under any Contract to which it is a party. True and complete copies of each Material Contract have been furnished or made available to Buyer (including descriptions of the material terms of all oral Material Contracts). “Material Contracts” means Contracts to which the Company is a party, or by which the Company or its assets are bound, as of the Effective Date, which either: (a) impose payment obligations on the Company in excess of Five Thousand Dollars ($5,000.00) in the aggregate per contract; or (b) cannot be terminated during the 12-month period following the Effective Date.

Section 5.08 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of all applicable Legal Requirements.

(c) No claim has been made by any Tax Authority in any jurisdiction where Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

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(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Company.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Closing Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) All deficiencies asserted, or assessments made, against Company as a result of any examinations by any Tax Authority have been fully paid.

(g) Company is not a party to any Claim by a Tax Authority or Tax Contest. There are no pending or threatened Claims by any Tax Authority.

(h) With respect to all Tax Returns filed on or before the Closing Date, the Company has complied with the provisions of Section 280E of the Code in its application for Tax deductions and credits in each of its Tax Returns. The Company has no Liability for Tax deductions and credits taken.

(i) With respect to all Tax Returns filed on or before the Closing Date, the Company has accurately reported its income to the Tax Authorities. The Company has no Liability for underreported income.

(j) Seller have delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Company for all Tax periods.

(k) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Company.

(l) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(m) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax Authority with respect to the Company.

(n) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign law), as transferee or successor, by contract or otherwise.

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(o) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign law; or

(v) any election under Section 108(i) of the Code.

(p) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q) The Company is not, nor has it been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 5.09 Employee Matters.

(a) To the Company’s knowledge, Seller of the Company is not in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company and its Subsidiaries because of the nature of the Company’s business or to the use of trade secrets or proprietary information of others. To the Company’s Knowledge, no Seller or contractor of the Company is in violation of any term of any non-competition agreement or any restrictive covenant to a former employer relating to the right of any such contractor to be providing services to the Company because of the nature of the Company’s business or to the use of trade secrets or proprietary information of others. The relationship of the Seller to the Company is “at will” and Company has no obligation to provide any particular form or period of notice prior to terminating the employment or other relationship of any of their respective employees. Except as expressly contemplated by this Agreement or any employment agreements entered into as a Transaction Agreement, none of the Company and its Subsidiaries have, and to the Knowledge of the Company, no other Person has, (i) entered into any contract that obligates or purports to obligate Buyer to make an offer of employment to any present or former employee or consultant of the Company and its Subsidiaries and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company and its Subsidiaries of any terms or conditions of employment with Buyer following the Closing Date.

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(b) Prior to the Closing, Company shall provide Buyer a complete list of all officers, directors and full-time employees of the Company and its Subsidiaries, showing each such individual’s name, position, annual remuneration (by wage or salary, bonus, incentive payment or commissions and accrued but unused vacation or paid time off), and material fringe benefits for the current fiscal year and the most recently completed fiscal year (the “Employee Disclosure”). The Employee Disclosure shall set forth a true, correct and complete list of all of its consultants, advisory board members and independent contractors and, for each, (i) such individual’s compensation, (ii) such individual’s initial date of engagement, (iii) whether such engagement has been terminated by written notice by either party thereto and (iv) the notice or termination provisions applicable to the services provided by such individual.

(c) There are no performance improvements or disciplinary actions contemplated or pending against any employee of Company.

(d) None of the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any officer, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any benefit or compensation, (iv) increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company and its Subsidiaries to any Person.

Section 5.10 Environmental Matters. The Company has not been given written notice that Company is in violation of any Environmental Laws other than (i) violations that have been cured as of the Closing Date (as applicable) and (ii) violations, even if not cured, would not reasonably be expected to have a Material Adverse Effect on such Company.

Section 5.11 Intellectual Property.

(a) The Company owns, or is licensed or otherwise possesses validly subsisting and legally enforceable rights to use, sell, distribute, incorporate or license all Intellectual Property that is used, held for use, sold, distributed, incorporated or licensed in or as part of, or is necessary for the continued operation of, the Business (“Company Intellectual Property”). Schedule 3.11(a) sets forth each item of registered Company Intellectual Property of the Company and all brand names, tradenames, service names and d/b/a’s used by the Company. The Company has not infringed, conflicted, diluted, misappropriated or violated, and is not infringing, conflicting, diluting, misappropriating or violating, any Intellectual Property owned by a Person other than the Company. To the Knowledge of the Company or the Seller, there is no unauthorized use, infringement or misappropriation of any Company Intellectual Property by any third party, including any employee or former employee of the Company. The Company has not received any written notice, and the Company and the Sellers have no Knowledge of any facts, alleging or otherwise indicating that the conduct of the Business or the use of any of Company Intellectual Property is infringing, conflicting, diluting, misappropriating or is otherwise violating, any Intellectual Property owned by a Person other than the Company.

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(b) The consummation of the transactions contemplated by this Agreement will not (i) impair any rights of Company under, or cause Company to be in violation of or default under, any Intellectual Property related Contract; (ii) give rise to any termination or modification of, or entitle any Person to terminate or modify, any such Intellectual Property related Contract; or (iii) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to the Company’s use or exploitation of any Intellectual Property of any Person.

(c) The computer, information technology, and communication systems, including the software, hardware, and networks (including any virtual private networks), and all programs, data, information, and databases that are available or thereon or Processed thereby (collectively, the “Systems”), currently used or owned by the Company are sufficient for the current needs of the Business, including as to capacity and ability to process current future peak volumes in a timely manner. In the past twelve (12) months, there have been no bugs in, or failures, breakdowns, or continued substandard performance of, any Systems that has caused any material disruption or interruption in or to the use of such Systems by Company or the conduct of the business, and there have been no material slowdowns in the Systems or the use thereof as a result of the work performed from any remote locations.

(d) No software owned or used by Company (collective, the “Company Software”) contains, and Company has taken all commercially reasonable precautions to prevent the presence of, any malicious code, program, or other internal component (e.g., computer virus, computer worm, computer time bomb, Trojan horse, spyware, or similar component) which could damage, destroy, or alter the Company Software, the Systems, or other software or hardware used by the Company or any of their customers (or such customers respective end users or employees), or which could, in any unintended manner, reveal, damage, corrupt, destroy, or alter any data or other information accessed through or processed by the Company Software, or otherwise cause unauthorized access to, or disruption, impairment, disablement, or destruction of any Systems.

(e) Company has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect its rights in all trade secrets and confidential information owned by or otherwise in their possession (including all source code to all Company Software), and, except under confidentiality obligations, there has not been any disclosure by Company of any such trade secrets or confidential Information. There has been no authorized access to or disclosure of any such trade secrets or confidential information.

(f) The Company is in compliance in all material respects with (i) all Information Privacy and Security Requirements; (ii) its internal and external privacy policies and notices; and (iii) all Contracts relating to the Processing of Personal Data. No officer, director, employee, equity holder, agent, consultant, vendor or independent contractor of the Company has engaged in any act on behalf of the Company that violates any of the Company’s privacy policies, notices, or statements related to the collection, use, transmission, maintenance, storage, or disclosure of personal data or information, any Information Privacy and Security Requirements or the requirements of any Contract binding on the Company, relating to any data or information collected, used, transmitted, maintained, stored, or disclosed by the Company, including, without limitation, the customer and consumer information. No Governmental Authority has commenced any proceedings, claims, charges, demands, or investigations, and no Person has made any claim, charge or demand, relating to the Company’s or any of its Affiliates’ privacy policies, notices, statements related to the collection, use, transmission, maintenance, storage, or disclosure of personal data or information, any Information Privacy and Security Requirements, or information privacy or data security practices, nor to Sellers’ Knowledge, has any such any such proceeding, claim, charge, demand, or investigation been threatened.

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(g) The Company has suffered no security breach with respect to any Company Data and there has been no unauthorized or illegal use of or access to any Company Data. Company nor Sellers have notified, nor have been required to notify, any Person of any information security breach involving Personal data. Company employs and has employed commercially reasonable security measures that material comply with all Informational Privacy and Security Requirements to protect Company Data within its custody or control and requires the same of all vendors that Process Company Data on its behalf.

(h) Company has provided all requisite notices and obtained all required consents, and materially satisfied all other requirements (including to notify Governmental Authorities) necessary for Company’s Processing (including international and onward transfer) of all Personal Data in connection with the conduct of the Business and in connection with the consummation of the transactions contemplated hereunder.

Section 5.12 Real Estate; Property.

(a) The Company possesses good and marketable, indefeasible title (or a leasehold interest with respect to leased assets) to its material assets, free and clear of all Liens, and immediately upon the consummation of the transactions contemplated by this Agreement, the Company will continue to have good and marketable title and interest in and to its material assets, free and clear of all Liens. All of the material personal property is in useable operating condition, ordinary wear and tear excepted, and is useable in the ordinary course of business. The personal property and fixed assets owned by the Company are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the personal property necessary to conduct the Business as currently conducted.

(b) The Company does not own nor does it have any obligation to purchase any real property. The real property covered by the Amended and Restated Lease set forth on Schedule 3.12(b) is the only real property used or held for use by the Company (the “Leased Real Property”). The Leased Real Property is suitable for the conduct of the business of the Company as presently conducted in all material respects. The buildings, systems and grounds that are part of the Leased Real Property, including without limitation, parking areas, have been maintained in the ordinary course of business in a prudent manner and there are no deferred maintenance items with respect thereto, and to the Knowledge of the Company, there are no structural, latent or hidden, defects in the buildings and other structures that are part of the Leased Real Property that would materially affect the ability to operate the Leased Real Property as currently operated for the continued conduct of the Business. Neither the operation of the Company on the Leased Real Property nor such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. The Company has not received any written notice of, nor to the Knowledge of the Company are there any (i) violations of building codes and/or zoning ordinances or other governmental or regulatory laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated, or (iv) existing or pending special assessments or public improvements that may result in special assessments against or otherwise affect any of the Leased Real Property. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty. The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted. The Leased Real Property has not been inspected by an ADA Access Specialist.

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Section 5.13 Labor Matters.

(a) Prior to the Closing, the Company shall provide to Buyer an accurate and complete list of all employees of the Company, including employees on authorized leave of absence, along with the start date, job title, location, classification (i.e., exempt or not exempt), status (e.g., part-time, full-time, seasonal or temporary), annual salary, bonus (target and maximum), commission, accrued but unpaid vacation balances, severance obligations and deferred compensation paid or payable to each such employee.

(b) There is no Claim pending or, to the Knowledge of the Company, threatened against the Company respecting employment and employment practices, terms and conditions of employment, discrimination in employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act and any other applicable immigration or work permit laws or regulations, and is not engaged in any unfair labor practice.

(c) Except for the DCC regulatory requirement to enter into a Labor Peace Agreement, the Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s Knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s Knowledge threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees. To the Knowledge of the Company, the employment of each officer and employee of Company is terminable at the will of Company.

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Section 5.14 Insurance. Prior to the Closing, the Company shall provide Buyer a list of the names of all current policies of insurance policies and bonds of the Company (including material self-insurance arrangements), together with a summary of all material information relating to each such policy (including insurance limits, deductibles and premiums paid by the Company under each such policy). All of the insurance policies disclosed are in full force and effect.

Section 5.15 Affiliate Transactions. Except as set forth on Schedule 3.10, no Seller, any officer, director, manager or member of the Company, or any relative or Affiliate of any of the foregoing, and no Affiliate of the Company (i) is a party directly or indirectly to any Contract, commitment or transaction with the Company with respect to the Business or (ii) directly or indirectly has any interest in any asset used by the Company in the Business.

Section 5.16 Bank Accounts. Schedule 5.17 sets forth a complete and correct list of (a) each bank or financial institution in which the Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto and (b) all outstanding powers of attorney executed on behalf of the Company.

Section 5.17 Accounts Payable. There are no Liabilities of the Company due to the Company’s suppliers and creditors, and other trade payables owed by the Company other than those incurred in the normal course of business and disclosed to Buyer prior to execution hereof.

Section 5.18 Compliance with Anti-Corruption Laws. Neither the Sellers nor the Company have at any time:

(a) violated, or engaged in any activity, practice, or conduct which would violate any anti-corruption law;

(b) used corporate funds or assets for any unlawful contribution, gift, entertainment, or other unlawful expense, or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or

(c) directly, or indirectly, offered, promised, paid, given, or authorized the payment or giving of money or anything else of value to any (i) Governmental Authority; (ii) other Person; or (iii) Person while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, promised, or given, directly or indirectly, to a Governmental Authority or another Person, for the purpose of: (a) influencing any act or decision of such Governmental Authority or such Person in his, her, or its official capacity, including a decision to do or omit to do any act in violation of his, her, or its lawful duties or proper performance of functions; or (b) inducing such Governmental Authority or such person or entity to use his, her, or its influence or position with any Governmental Authority or other person or entity to influence any act or decision in order to obtain or retain business for, direct business to, or secure an improper advantage for, the Sellers or the Company.

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ARTICLE VI
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

Seller hereby represents and warrants to Buyer the following representations are true and complete as of the Effective Date and the Closing Date:

Section 6.01 Organization; Authorization.

(a) Seller has all requisite power and authority to execute and deliver the Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Transaction Agreements to which Seller is a party has been duly executed and delivered by Seller and (assuming due execution by the other parties thereto) constitutes the legal, valid and binding obligation of Seller, enforceable against the Seller in accordance with their terms (subject to the Enforceability Exceptions).

(b) The execution, delivery and performance of the Transaction Agreements by Seller do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in the imposition of an Encumbrance upon, or result in any breach or violation of or default under (with or without notice or lapse of time, or both), or give rise to any right of termination, cancellation, modification or acceleration, or any obligation or loss of any benefit under or in respect of (i) any Contract to which Seller is party or to which any of its properties or assets are bound or (ii) any Legal Requirement or Order to which Seller is subject.

(c) No registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers are required to be made, filed, given or obtained by Seller with, to or from any Person, including any Governmental Authority, in connection with the execution and delivery by Seller of the Transaction Agreements or the consummation of the transactions contemplated hereby and thereby.

Section 6.02 Title to Interests. Seller is the sole owner of the Purchased Interest. Seller represents and warrants that: (i) Seller owns of record and beneficially, and has good and valid title to the Purchased Interest, free and clear of any Encumbrances; and (ii) Seller has the absolute and unrestricted right, power and authority to sell, contribute and deliver such Purchased Interest to Buyer pursuant to the terms of this Agreement. Seller has full and exclusive power to vote the Purchased Interest and is not a party to (i) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that could require any of the Seller to sell, transfer or otherwise dispose of the Purchased Interest or (ii) any voting trust, proxy or other contract relating to the voting of the Purchased Interest.

Section 6.03 Litigation; Orders. There is no pending or, to the knowledge of Seller, threatened Claims, either at law or in equity, that would, individually or in the aggregate, reasonably be expected to (i) impair in any material respect the ability of Seller to perform its obligations under the Transaction Agreements or (ii) prevent, impede or delay the consummation of the transactions contemplated by the Transaction Agreements.

Section 6.04 Brokers, Finders. Except for Young America Capital (“Broker”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Broker will be paid a commission by Seller and all commissions shall be paid in compliance with Legal Requirements.

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Section 6.05 Offset.

(a) Buyer shall be entitled to offset and/or set-off any amount owed by Buyer to the Seller, whether arising under this Agreement or any of the Transaction Agreements, at any time, against any Liability or amount due or payable by Company after the Closing Date which Liability amounts to a breach by the Company or Seller of any representations or warranties set forth in Article V or Article VI of this Agreement, any Transaction Agreement, including, but not limited to, any Tax Liabilities (the “Offset Liabilities”).

(b) In the event the Company receives notice of a claim that could give rise to an Offset Liability, Buyer shall provide Seller with a notice of same (the “Notice of Offset”), specifying: (i) the requested Offset Liability payment amount; (ii) a description of the Offset Liability; and (iii) any other relevant information received by the Company relating to the Offset Liability. Unless (i) Seller agrees to make payment to fully satisfy the Offset Liability and provide satisfactory evidence of same (as determined by Buyer in Buyer’s sole and absolute discretion) to Buyer within five (5) Business Days of Seller receipt thereof; (ii) provides satisfactory evidence that the alleged Offset Liability is erroneous or mistaken (as determined by Buyer in Buyer’s sole and absolute discretion); or (iii) provide notice of Seller’s intent to dispute the Offset Liability in accordance with Section 6.05(c) below; the Notice of Offset shall be deemed accepted by Seller. At such time, Buyer may elect to pay and satisfy the Offset Liability and deduct such payments against any sums owed by Buyer to Seller under the Transaction Agreements.

(c) Should Seller desire to dispute the Offset Liability, Seller shall commence dispute resolution in accordance with Section 12.02. Should, during the pendency of such dispute resolution, any amounts become due and payable hereunder, Buyer shall make payment to Seller of any undisputed amounts, withholding any disputed amount pending the conclusion of the dispute resolution. For purposes of clarity, such withholding shall not be deemed a breach hereof. Following the resolution of the Offset Liability dispute, Buyer shall, disburse the disputed amount in accordance with the conclusions reached in the dispute resolution.

(d) Buyer’s may elect to pay and deduct the Offset Liabilities, dollar-for-dollar, in lieu of the indemnification procedures set forth in Article IX or the Tax matters procedures set forth in Article X. Except to the extent that the offset procedure deviates from this Section 6.05, each of the Seller hereby expressly waives any right to contest any offset and/or set-off by effected by Buyer hereunder.

Section 6.06 Disclosure. The Sellers have made available to the Buyer all material information related to the Company and all information reasonably available to the Company and the Sellers that the Buyer has requested. No representation or warranty of the Sellers or the Company contained in this Agreement and no certificate or document signed by the Sellers and delivered to Buyer at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

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VII
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller, as of the date hereof, as of the Closing Date as follows:

Section 7.01 Organization; Authorization.

(a) Buyer is a Nevada corporation, duly organized, validly existing and in good standing under the laws of Nevada. Buyer has all requisite corporate power and authority to carry on its business as it is now being conducted. Buyer is not in default under or in violation of any provision of its organizational documents.

(b) Buyer has all requisite corporate power and authority to execute and deliver the Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Agreements to which Buyer is a party, the performance of Buyer’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company or other action. The Transaction Agreements to which Buyer is a party have been duly executed and delivered by Buyer and (assuming due execution by the other parties thereto) constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms.

(c) The execution, delivery and performance of the Transaction Agreements to which Buyer is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in the imposition of an Encumbrance upon, or result in any breach or violation of or default under (with or without notice or lapse of time, or both), or give rise to any right of termination, cancellation, modification or acceleration, or any obligation or loss of any benefit under or in respect of (i) any provision of the organizational documents of Buyer, (ii) any Contract to which Buyer is a party or to which any of its properties or assets are bound or (iii) any Legal Requirement or Order to which Buyer is subject.

Section 7.02 Brokers, Finders. Neither Buyer nor any party acting on the behalf of Buyer has engaged any broker, finder, consultant or similar intermediary in connection with the transactions contemplated by the Transaction Agreements.

Section 7.03 Litigation; Orders

Section 7.04. There is no pending or, to the knowledge of Buyer, threatened Claims, either at law or in equity, which would, individually or in the aggregate, reasonably be expected to (i) impair in any material respect the ability of Buyer to perform its obligations under the Transaction Agreements to which it is a party or (ii) prevent or impede or delay the consummation of the transactions contemplated by the Transaction Agreements.

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VIII
COVENANTS OF THE SELLER AND BUYER

Section 8.01 Conduct of Business. The Seller covenants and agrees that, during the period from the Effective Date of this Agreement until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with Article XI, Seller, in their capacity of managing the Company’s business shall (i) operate the Company in the ordinary course of business consistent with generally accepted industry practices and in compliance in all material respects with all Legal Requirements, (ii) use their reasonable commercial efforts to preserve the Company’s organization intact, to keep available the services of their current officers, employees and consultants and to maintain good relations with customers, suppliers, employees, contractors, distributors and others having dealings with the Company and (iii) continue to make all necessary and material filings and payments with Governmental Authorities in connection with the operation of the Company in a timely manner and use its best efforts to maintain the Permits or other authorizations of Governmental Authorities required for the ongoing operation of the Company.

Section 8.02 Access to Information. From the Effective Date of this Agreement until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with Article XI, the Seller shall, and shall cause the Company to, (a) afford Buyer and its representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Company, as Buyer or any of its representatives may reasonably request; and (c) instruct the representatives of the Seller and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 8.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Seller or Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement. Nothing in this Section 8.02 shall give rise to any right of the Buyer to terminate this Agreement other than to the extent that Buyer discovers a fact or circumstance that gives rise to a right of Buyer to terminate this Agreement in accordance with the express terms of Article XI.

Section 8.03 Public Announcements. The Parties agree that any press release or public announcement concerning the transactions contemplated by the Transaction Agreements shall not be issued by any Party or any of their Affiliates without the prior written consent of the other Parties, except any such release or public announcement that may be required by an applicable Legal Requirement, in which case the Party issuing such release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of its issuance.

Section 8.04 Confidentiality. From the Effective Date until and after the Closing Date, the Seller shall, and shall cause their Affiliates and representatives to, maintain the confidentiality of the Confidential Information at all times and will not, directly or indirectly, use any Confidential Information for his own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than Buyer and the representatives of Buyer; except (i) if required by applicable Legal Requirement; (ii) to carry out Buyer’s rights or obligations hereunder; or (iii) as part of a disclosure to prospective or current investors in Buyer as part of a due diligence process about the Buyer’s pipeline of potential M&A transactions. The Buyer shall cause the Company to make available to the Seller after the Closing Date any books and records of the Company reasonably requested by the Seller for purposes of Seller’s compliance with its obligations under this Agreement, payment of Taxes that are the responsibility of the Seller hereunder, and compliance by Seller with Legal Requirements.

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Section 8.05 Restrictive Covenants. In consideration of the transactions contemplated by this Agreement and in order to preserve and protect the goodwill and value of the Purchased Interests conveyed hereunder to Buyer, Seller agrees for a period of five (5) years following the Closing Date (the “Restricted Period”), no Seller shall do any of the following:

(a) request, solicit or encourage, or assist any Person in requesting, soliciting or encouraging, or accept or assist any Person in accepting if offered with or without solicitation, the employment or services of any Person who is (or was during the twelve (12) month period preceding such action or acceptance) a Protected Personnel, (B) request, solicit or encourage, or assist any Person in requesting, soliciting or encouraging, any Protected Personnel to terminate such Person’s employment or engagement with the Company or the Purchaser, or (C) hire or engage, agree to hire or engage or assist any other Person in hiring or engaging the services of any Protected Personnel

(b) interfere with, alter, or attempt to interfere with or alter, any relationship between the Company, Buyer or any of its Affiliates, on the other hand, and any Protected Business Contact or Protected Personnel, on the other hand; or

(c) (i) own any interest in, manage, control, participate in, consult with or be or become engaged or involved in any Person engaged in or to engage in a licensed cannabis retail storefront and/or non-storefront or other business endeavor that is directly competitive with the Company within the City of Seaside, California or a ten (10) mile radius of the principal place of business of the Company as of the Closing Date (the “Territory”), including by being or becoming an organizer, owner, co-owner, trustee, promoter, affiliate, investor, lender, partner, joint venturer, stockholder, officer, director, employee, consultant, licensor or advisor of, to or with any Person engaged in or to engage in any such competitive business within the Territory; or (ii) make any investment (whether equity, debt or other) in, lend or otherwise provide any money or assets to, or provide any guaranty or other financial assistance to any Person engaged in or to engage in any such competitive business in the Territory; provided, however, that nothing herein shall prevent such Seller from owning, solely as an investment, less than two percent (2%) of the equity securities of any corporation which are publicly traded, if the Seller has no active participation in the business of such corporation.

Section 8.06 Further Assurances. From time to time, as and when requested by any Party, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by the Transaction Agreements.

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Section 8.07 Access to Premises. From the date hereof through the First Closing Date, the Purchaser will have the right to conduct, during normal business hours and upon reasonable notice, such inquiries as it may reasonably require with respect to the Company and the Business, including the Books and Records thereof and all operational, legal, regulatory and financial matters relating to the Company and the Business. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to reasonably cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with the Company and its representatives and shall use their commercially reasonable efforts to minimize any disruption to the business.

Section 8.08 Restrictive Covenants. The Sellers agree that the Buyer is relying on the covenants and agreements set forth in this Article VIII, that without such covenants the Buyer would not enter into this Agreement or the transactions contemplated hereby, and that the Purchase Price (and the substantial value of the goodwill of the Company and the Business being purchased by Buyer hereunder) is sufficient consideration to make the covenants and agreements set forth herein enforceable.

ARTICLE IX
INDEMNIFICATION

Section 9.01 Survival of Representations, Warranties and Covenants

. Subject to the limitations and other provisions of this Agreement, including the provisions of this Article IX, the representations and warranties contained herein as to the Transaction shall survive the Closing Date and shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company, the Seller or Buyer until the two (2) year anniversary of the Closing Date (the “General Expiration Date”). The covenants and agreements of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing Date indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

Section 9.02 Indemnification.

(a) Subject to the limitations set forth in this Article IX, Seller shall, for the Company indemnify and hold harmless Buyer and its Affiliates (including the Company on and following the Closing Date) and each of their respective officers, directors, managers, Affiliates, agents and employees (hereinafter referred to individually as a “Buyer Indemnified Person” and collectively as “Buyer Indemnified Persons”) from and against any and all losses, costs, damages, Liabilities, Taxes, claims, suits, proceedings, judgments, settlements and expenses (including reasonable fees and expenses of attorneys and in respect of any investigation conducted by Buyer Indemnified Persons) (collectively, “Damages”) incurred by Buyer Indemnified Persons arising out of, relating to or in connection with (or arising out of or relating to any Third Party Claim containing allegations that, if true, would constitute):

(i) any misrepresentation or breach of, or default in connection with, any of the representations and warranties made with respect to the Seller in in Article V or VI of this Agreement;

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(ii) any breach or violation of, failure to comply with, or default in connection with, any covenant or agreement made by or to be performed by the Seller or the Company in this Agreement;

(iii) any liability for Transfer Taxes which are the responsibility of the Seller, and any liability for Taxes of the Company attributable to any Pre-Closing Period (for an Overlap Period, determined in accordance with Section 10.01(b); and

(iv) any Company Indebtedness or any Company Transaction Expenses that were outstanding as of the Closing but not paid by the Company as of the Closing.

(b) Seller shall not be obligated to indemnify Buyer for liabilities and obligations of the Company that: (i) are not identified in or related to the express indemnification obligations set forth in Section 9.02(a)(i)-(iv); and (ii) Sellers had no Knowledge of as the Closing Date. For the avoidance of doubt, this provision shall in no way limit the Sellers’ obligation to indemnify Buyer in accordance with Section 9.02(a)(i)-(iv).

(c) Subject to the limitations set forth in this Article IX, Buyer shall indemnify and hold the Seller and their respective successors and assigns (the “Seller Indemnified Persons”) harmless from and against any and all Damages incurred by the Seller Indemnified Persons arising out of, relating to or in connection with (or arising out of or relating to any Third Party Claim containing allegations that, if true, would constitute) (i) any misrepresentation or breach of, or default in connection with, any of the representations and warranties made by Buyer in Article VII of this Agreement; or (ii) any breach or violation of, failure to comply with, or default in connection with, any covenant or agreement made by or to be performed by Buyer in this Agreement.

(d) Any qualifications in the representations, warranties and covenants contained herein with respect to a Material Adverse Effect, materiality, material or similar terms shall be disregarded for purposes of calculating the amount of Damages attributable a breach of such representation, warranty or covenant.

(e) Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to any other party for indirect, special, punitive, exemplary or consequential loss or Damages arising out of this Agreement (collectively “Consequential Damages”), provided, however, the foregoing shall not be construed to preclude recovery by a Buyer Indemnified Person or Seller Indemnified Person in respect of Consequential Damages payable to third parties as a result of Third Party Claims or Consequential Damages premised or arising from a Claim of fraud or intentional criminal acts by a party.

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Section 9.03 Indemnification Procedure.

(a) Non-Third-Party Claims. The Person seeking indemnification hereunder (the “Indemnitee”) shall notify the Party obligated to provide indemnification hereunder (the “Indemnitor”) in writing (such notice, a “Claim Notice”) promptly of the Indemnitee’s discovery of any matter (including if a Claim is filed against the Indemnitee) for which the Indemnitor may be liable to the Indemnitee under this Article XI, which Claim Notice shall specify in reasonable detail each individual item of Damages and the nature of the breach of representation, warranty, covenant or agreement to which each such item is related. The failure of an Indemnitee to deliver a timely Claim Notice hereunder shall not affect its rights to indemnification hereunder, except to the extent that the Indemnitor is actually and materially prejudiced by such failure to provide timely notice.

(b) Third Party Claims. With respect to any Claim (other than a Claim made with respect to Taxes, which is governed by Section 10.04) made by a third Person (a “Third Party Claim”) against an Indemnitee for which the Indemnitee will seek indemnification from the Indemnitor hereunder, after delivery of the respective Claim Notice, the Indemnitor shall be entitled (if it so elects), at its own cost, risk and expense, (a) to take control of the defense and investigation of such Claim, (b) to employ and engage legal counsel of its own choice to handle and defend the same (unless the Indemnitee has been advised by counsel that there exists an actual or potential conflict of interest between the Indemnitee and counsel chosen by the Indemnitor (including one or more legal defenses or counterclaims available to it or to other indemnified parties that are different from or additional to those available to the indemnifying parties) that makes it inappropriate in the reasonable judgment of the indemnified party for the same counsel to represent both the indemnified party and the indemnifying parties), in which event the Indemnitee shall be entitled, at the Indemnitor’s cost, risk and expense, to reasonable fees of not more than one separate counsel of the Indemnitee’s own choosing), and (c) to compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the Indemnitee, such consent not to be unreasonably delayed or withheld, unless (A) there is no finding or admission against Indemnitee of any violation of the rights of any Person and it is not reasonably expected to have an effect on any other Claims that may be made against the Indemnitee, (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor, (C) the Indemnitee will have no liability with respect to any compromise or settlement of such Claims effected without its consent and (D) the compromise or settlement of such Claim without the consent of the Indemnitee will not adversely affect the Tax liability of the Indemnitee or any of its Affiliates. After notice from the Indemnitor to the Indemnitee of its election to assume the defense of a Claim, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee for any fees of other counsel with respect to the defense of such claim, except as otherwise provided in this Section 9.03(b) with respect to possible conflicts of interest between the Indemnitee and Indemnitor’s counsel. If the Indemnitor fails to notify the Indemnitee that the Indemnitor will assume the defense of such Claim within fifteen (15) calendar days after delivery by the Indemnitee of the Claim Notice (or such shorter period as may be required in connection with the underlying Claim), the Indemnitee will (upon delivering notice to such effect to the Indemnitor) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnitor and Indemnitor shall reimburse the Indemnitee for the reasonable expenses of counsel engaged by Indemnitee to defend such Claim; provided, however, that, in such event, the Indemnitee shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnitor, which consent shall not to be unreasonably withheld, conditioned or delayed. The Party undertaking the defense, compromise or settlement of the Third Party Claim will keep the other Party reasonably informed of the progress of any such defense, compromise or settlement, and the Indemnitor and Indemnitee shall cooperate (at the Indemnitor’s expense) in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom, and the Indemnitee may, at its own cost, monitor and further participate in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom. To the extent that there is an inconsistency between this Section 9.03 and Article X as to any Tax matter, the provisions of Article X shall control.

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Section 9.04 No Right of Contribution. The Seller shall not make any claim for, any contribution from the Company or any of its officers, managers or employees with respect to any indemnity claims arising under or in connection with this Agreement to the extent that any Buyer Indemnified Person is entitled to indemnification hereunder for such claim, and the Seller hereby waives any such right of contribution from the Company and any of its officers, managers or employees it has or may have in the future.

Section 9.05 Effect of Investigation; Reliance. The right to indemnification, recovery of Damages or any other remedy will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or agreement made by the Seller or the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, recovery of Damages or any other remedy based on any such representation, warranty, covenant or agreement. No Indemnitee shall be required to show reliance on any representation, warranty, fate or other agreement in order for such Indemnitee to be entitled to indemnification hereunder.

Section 9.06 Characterization of Payments. Any payments made to any party pursuant to this Article IX shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Parties on their Tax Returns unless otherwise required by a change in law occurring after the date hereof, a closing agreement with an applicable Tax Authority or a final, non-appealable judgment of a court of competent jurisdiction.

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ARTICLE X
TAX MATTERS

Section 10.01 Tax Returns.

(a) Any Tax Return or estimate of taxes due by the Company for any pre-Closing tax period shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by the Seller, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return or any tax return to be filed by Buyer. If Seller objects to any item on any such Tax Return or estimate of taxes due, Seller shall, within ten days after delivery of such Tax Return or estimate, notify Buyer in writing of such objection, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Buyer and the Sellers shall negotiate in good faith and use their reasonable commercial efforts to resolve such items. If Buyer and Sellers are unable to reach such agreement within ten (10) days after receipt by the Buyer of such notice, the disputed items shall be resolved by an independent accounting firm appointed by Buyer with at least five (5) years’ experience with cannabis business accounting, (the “Independent Accountant”), which Independent Accountant shall have no prior business relationship with the Buyer or Sellers, and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and the Seller. The preparation and filing of any Tax Return that does not relate to any pre-Closing periods shall be exclusively within the control of Buyer.

(b) For purposes of determining the Taxes attributable to an Overlap Period, Taxes of Company shall be allocated to the portion of the Overlap Period ending on the Closing Date on a per diem basis, and all Taxes shall be allocated as if such Overlap Period ended on the Closing.

Section 10.02 Cooperation with Respect to Tax Returns. Buyer and the Seller shall furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Company as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Buyer or the Company shall retain in its possession, and shall provide the Seller reasonable access to (including the right to make copies of), such supporting books and records and any other materials that the Seller may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date for a period of seven years following the Closing Date. After such time, Buyer may dispose of such material.

Section 10.03 Disputes. Except as otherwise provided herein, any dispute as to any matter covered hereby shall be resolved by the Accounting Referee, the fees and expenses of which shall be borne equally by the Seller and Buyer.

Section 10.04 Tax Contest. On and after the Closing Date, Buyer shall have the sole right to control, defend, settle, compromise or contest any Tax Contest relating to a Tax Return of Company; provided, however, that if the Seller would be required to indemnify Buyer for any Taxes, losses, claims or expenses arising from any such Tax Contest, the Seller, at the sole expense of the Seller, shall have the right to participate in any such Tax Contest, and Buyer shall not settle any such Tax Contest without the prior written consent of the Seller, such consent not to be unreasonably withheld, delayed or conditioned.

Section 10.05 Tax Refunds. Except for income Tax refunds or amounts credited against income Taxes, any Tax refunds that are received by Buyer or the Company, and any amounts credited against Tax to which Buyer or the Company become entitled, attributable to any Pre-Closing Period, shall be for the account of the Seller, and Buyer or the Company shall pay over to the Seller any such refund or the amount of any such credit within ten (10) days after receipt thereof or entitlement thereto.

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XI
TERMINATION

Section 11.01 Conditions of Termination. This Agreement may be terminated at any time prior to the Closing Transfer as follows:

(a) by mutual written agreement of the Seller and Buyer;

(b) in the event of denial of City Approval or State Approval as set forth in and subject to Section 4.04.

(c) by the Seller or Buyer if any court of competent jurisdiction or other Governmental Authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Transaction, and such Order shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this clause (b) shall not be available to any Party whose breach or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Transfer;

(d) by Buyer, if the Seller shall have breached in any material respect any of their respective representations or warranties or shall have breached or failed to perform or comply with any of its respective covenants or agreements in this Agreement in any material respect or Continuing Member has breached any obligations or commitments in the A&R OA and such breach or failure cannot be cured or has not been cured within thirty (30) days after the giving of written notice by Buyer to the Seller/Continuing Member-specifying such breach or failure; or

(e) by the Seller, if Buyer shall have breached in any material respect any of its representations or warranties or shall have breached or failed to perform or comply with any of its covenants or agreements in this Agreement in any material respect and such breach or failure cannot be cured or has not been cured within thirty (30) days after the giving of written notice by the Seller to Buyer specifying such breach or failure.

Section 11.02 Effect of Termination. In the event of the termination of this Agreement prior to the consummation of the Closing Transfer, this Agreement (including, without limitation, the Closing Transfer, the payment of the Purchase Price) and the other applicable Transaction Agreements shall become void and have no further force and effect, and the Transaction shall be abandoned without any further action or Liabilities of any Party.

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XII
MISCELLANEOUS

Section 12.01 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, (ii) upon delivery, if hand delivered, (iii) one Business Day after being sent by prepaid overnight courier with guaranteed delivery, with a record of receipt, or (iv) upon transmission with confirmed delivery if sent by facsimile or email before 5:00 p.m. recipient’s local time on a Business Day, otherwise on the next Business Day, in each case, to the appropriate address or number as set forth below.

(b) Notices to the Seller shall be addressed to:

Cary Stiebel

5 Buena Vista Del Rio

Carmel Valley, CA 93924

With a courtesy copy (which shall not constitute notice) to be sent via email to counsel at:steve@stephenbeals.com

(c) Notices to Buyer shall be addressed to:

Dep Nevada, Inc.

Attn: Stephen ‘Trip’ Hoffman

6420 Sunset Corporate Dr.

Las Vegas, NV 89120

triphoffman@bodyandmind.com

With a courtesy copy (which shall not constitute notice) to be sent via email to counsel at: patrick.devine@rimonlaw.com

(d) Each of the Parties may designate a different address for notices by delivering written notice to the other Party in accordance with this Section 12.01.

Section 12.02 Governing Law; Mediation; Arbitration.

(a) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

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(b) In the event of any Claim arising out of or relating to any performance required under this Agreement, or the interpretation, validity or enforceability of this Agreement, the parties hereto shall use their good faith efforts to settle the Claim. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to the parties. If the Claim cannot be settled through negotiation within a period of seven (7) days, the parties agree to attempt in good faith to settle the Claim through mediation, administered by a mediator mutually agreeable to the parties, before resorting to arbitration. If they do not reach such resolution, or an agreed upon mediator cannot be identified, within a period of thirty (30) days, then, upon notice by either Party to the other they shall commence arbitration as set forth in Section 12.02(c).

(c) Subject to the foregoing, the parties agree to submit any and all Claims arising out of or relating to any performance required under this Agreement, or the interpretation, validity or enforceability of this Agreement, to binding arbitration before JAMS. The arbitration shall be held in accordance with the JAMS then-current Streamlined Arbitration Rules & Procedures (and no other JAMS rules), which currently are available at: https://www.jamsadr.com/rules-streamlined-arbitration. The arbitrator shall be either a retired judge, or an attorney who is experienced in commercial contracts and licensed to practice law in California, selected pursuant to the JAMS rules. The parties expressly agree that any arbitration shall be conducted in the County of Los Angeles, California. EACH PARTY UNDERSTANDS AND AGREES THAT BY SIGNING THIS AGREEMENT, SUCH PARTY IS WAIVING THE RIGHT TO A JURY. Pursuant to Section 12.02(a), the arbitrator shall apply California substantive law in the adjudication of all Claims. Notwithstanding the foregoing, either party may apply to the Superior Courts located in Monterey County for a provisional remedy, including but not limited to a temporary restraining order or a preliminary injunction. The application for or enforcement of any provisional remedy by a party shall not operate as a waiver of the agreement to submit a dispute to binding arbitration pursuant to this provision. In no event shall a Claim be adjudicated in Federal District Court. In the event that either party commences a lawsuit in Federal District Court or moves to remove such action to Federal District Court, the parties hereby mutually agree to stipulate to a dismissal of such Federal action with prejudice. After a demand for arbitration has been filed and served, the parties may engage in reasonable discovery in the form of requests for documents, interrogatories, requests for admission, and depositions. The arbitrator shall resolve any disputes concerning discovery. The arbitrator shall award costs and reasonable attorneys’ fees to the prevailing party, as determined by the arbitrator, to the extent permitted by California law. The arbitrator’s decision shall be final and binding upon the Parties. The arbitrator’s decision shall include the arbitrator’s findings of fact and conclusions of law and shall be issued in writing within thirty (30) days of the commencement of the arbitration proceedings. The prevailing Party may submit the arbitrator’s decision to Superior Courts located in Monterey County for an entry of judgment thereon.

Section 12.03 Entire Agreement. This Agreement, the schedules and exhibits hereto, the other Transaction Agreements and agreements that reference this Agreement contain the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings, and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.

Section 12.04 Expenses. Except as otherwise provided in this Agreement, each Party shall be responsible for and shall pay all costs and expenses incurred by such Party in connection with entering into this Agreement and the transactions contemplated by this Agreement.

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Section 12.05 Counterparts. This Agreement may be executed and delivered by facsimile, email or electronic signature service (e.g., DocuSign or adobesign) and in two or more counterparts, all of which shall be considered one and the same agreement.

Section 12.06 Successors and Assigns; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Party; provided, however, that Buyer may assign any or all of its rights, interests and obligations hereunder (a) in connection with the sale of all or substantially all of the assets of or any business combination transaction involving Buyer (whether pursuant to a merger, consolidation, sale of equity interests or otherwise) or (b) to any of its Affiliates without any prior written consent of the Seller; provided, further, however, that notwithstanding such assignment, Buyer shall remain liable for any default by its assignee of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians.

Section 12.07 Amendments and Waivers. This Agreement, and each of the terms and provisions of this Agreement, may be modified, waived or amended, to the extent permitted by law and, if applicable, approved by the board of directors or similar governing body of the Seller and Buyer, by an instrument or instruments in writing signed by each of the Parties. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part of this Agreement or the right of any Party thereafter to enforce each and every such provision. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 12.08 Headings. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 12.09 No Third-Party Beneficiaries. Except as expressly set forth herein, neither this Agreement nor any of the provisions herein is intended to confer upon any Person other than the Parties (and their successors and assigns as permitted by Section 12.06 hereof) any rights or remedies hereunder.

Section 12.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Legal Requirement, (a) such provision will be fully severable, (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (c) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

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Section 12.11 Specific Performance. The rights and remedies of the Parties hereto shall be cumulative (and not alternative). Each Party hereby agrees that, in the event of any breach or threatened breach by the other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to them, whether in law or equity, including monetary damages) to: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and/or (b) an injunction restraining such breach or threatened breach. Each Party further agrees that the other Party shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 12.12 Acknowledgement. Each Party acknowledges that it or he and its or his attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties hereto as of the day and year first above written.

BUYER: DEP Nevada, Inc.		COMPANY: Canopy Monterey Bay, LLC

By:	/s/ Stephen ‘Trip’ Hoffman	By:	/s/ Jayme Rivard
Name:	Stephen ‘Trip’ Hoffman	Name:	Jayme Rivard
Its:	Authorized Signatory	Its:	Authorized Signatory

SELLER:

/s/ Cary Stiebel
Cary Stiebel

/s/ Jana Stiebel
Jana Stiebel

/s/ Jayme Rivard
Jayme Rivard

/s/ Adrian Dermicek
Adrian Dermicek

/s/ Laurie Johnson
Laurie Johnson

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SCHEDULE I

DISCLOSURE SCHEDULE

[insert on subsequent page]

SCHEDULE II

ASSIGNMENT

FOR VALUE RECEIVED, and pursuant to that certain Membership Interest Purchase Agreement dated as of November 30, 2021 (the “Agreement”) Cary Stiebel, an individual (“Mr. Stiebel”), Jayme Rivard, an individual (“Mr. Rivard”), Jana Stiebel, an individual (“Ms. Stiebel”), Adrian Dermicek, an individual (“Mr. Dermicek”) and Laurie Johnson, an individual (“Ms. Johnson”) (collectively, the “Seller”) hereby sells, assigns, and transfers unto DEP Nevada, Inc., aa Nevada corporation (“Buyer”) eighty percent (80%) of the issued and outstanding membership interest of Company (the “Subject Interest”) in and to Canopy Monterey Bay, LLC, a California limited liability company (the “Company”) with Mr. Siebel assigning 9% of the issued and outstanding membership interest of Company; Mr. Rivard assigning 33% of the issued and outstanding membership interest of Company; Ms. Stiebel assigning 28% of the issued and outstanding membership interest of Company; Mr. Dermicek assigning 7.5% of the issued and outstanding membership interest of Company; and Ms. Johnson assigning 2.5% of the issued and outstanding membership interest of Company.

INTENDING TO BE BOUND, Seller has caused this Assignment to be executed as of the Closing Date (as defined in the Agreement).

SELLER: Cary Stiebel

/s/ Cary Stiebel

Jayme Rivard

/s/ Jayme Rivard

Jana Stiebel

/s/ Jana Stiebel

Adrian Dermicek

/s/ Adrian Dermicek

Laurie Johnson

/s/ Laurie Johnson

EXHIBIT A

A&R OPERATING AGREEMENT

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EXHIBIT B

PROMISSORY NOTE

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EXHIBIT C

SECURITY AGREEMENT

[insert on subsequent page]

EXHIBIT D

LEASE DOCUMENTS

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EXHIBIT E

ESCROW AGREEMENT

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